Exhibit 10.4

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

XTEND Reality Expansion Ltd.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by JFB Construction Holdings, a Nevada corporation, and residing at the address indicated in the signature page below (the “Investor”) of US$30,223,000 (the “Purchase Amount”) on or about February 13, 2026 (the “Effective Date”), XTEND Reality Expansion Ltd., an Israeli company (the “Company”), issues to the Investor the right to certain shares of the Company’s Share Capital, subject to the terms described below.

The “Valuation Cap” is US$1,000,000,000 (One-Billion US Dollars);

The “Discount Rate” is 70% (i.e., reflecting a 30% discount).

See Section 2 for certain additional defined terms.

1. Events.

(a) Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of shares of Safe Shares issued in such Equity Financing equal to the Purchase Amount divided by the applicable Conversion Price. Notwithstanding the foregoing, in the case of a Non-Qualified Financing, the Investor shall have the right, but not the obligation, to convert the Purchase Amount pursuant to the preceding sentence (treating the Non-Qualified Financing as an Equity Financing), by a written notice to be provided to the Company by no later than three (3) business days from the delivery of the Company’s notice of the Non-Qualified Financing to the Investor, which will include the investment amount, the Company’s valuation, the type of shares to be issued and any other material payment terms then known to the Company (which notice shall be provided by the Company as promptly as possible, but in any event at least five (5) business days prior to the closing of the Non-Qualified Financing). The Company shall also provide the Investor with any other information regarding the terms of the Non-Qualified Financing as reasonably requested by the Investor and available to the Company.

In connection with the automatic conversion of this Safe into Safe Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Liquidation Event) into such number of newly issued shares, equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Shares”), entitling the holder thereof to receive, in the aggregate for all such Conversion Shares, a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount or (ii) the amount such holder would actually receive, in the aggregate for all such Conversion Shares, if such newly issued shares had been converted into ordinary shares of the Company immediately prior to such Liquidity Event (such amount described under this subsection 1(b)(ii), the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled to receive a portion of Proceeds equal to the Purchase Amount (the “Dissolution Amount”), due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to be issued the Conversion Shares entitling it to receive its Purchase Amount (if such amount is payable pursuant to Section 1(b) above), or to receive the Dissolution Amount (if such amount is payable pursuant to Section 1(c) above), is, in each case:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Share Capital);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Ordinary Shares.

The Investor’s right to be issued the Conversion Shares entitling it to receive its Conversion Amount (if such amount is payable pursuant to Section 1(b) above) is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Purchase Amount or similar liquidation preferences).

(e) Merger Transaction. Notwithstanding anything to the contrary herein,: if the Mergers are consummated pursuant to the terms of the Merger Agreement, then immediately prior to the consummation of the Mergers, this Safe will automatically be converted (such conversion to be contingent on and occur immediately prior to the consummation of such Mergers) into such number of Ordinary Shares of the Company equal to the Purchase Amount divided by the price per share of a Company Ordinary Share set forth in the Merger Agreement (the “Merger Conversion Shares”). If the Mergers are consummated, the Merger Conversion Shares will be issued directly to XTEND AI Robotics Inc. (a company incorporated in Delaware (“Newco”) in connection with the Mergers and which shall become the Investor’s parent company upon consummation of the Mergers) and for the avoidance of doubt, the Investor shall not be entitled to receive any shares or other consideration from the Company in connection with such conversion. If the Mergers are not consummated due to an Investor Breach, then upon the occurrence of such Investor Breach, (i) this Purchase Amount of the Safe shall be reduced by $25,000,000 (the “At Risk Amount”) , (ii) the reduction of the Purchase Amount by the At Risk Amount shall be deemed to be a termination fee pursuant to the Merger Agreement paid by the Investor to the Company, (iii) no shares of any sort shall be issued by the Company in connection with the reduction of the Purchase Amount by the At Risk Amount, and (iv) the Company shall have no further obligations or liabilities to the Investor or XTEND AI Robotics Inc. for the At Risk Amount under this Safe.

For the purposes of this Section 1(e):

(A) “Investor Breach” means (a) the failure of the Investor to satisfy the Closing Cash (as defined in the Merger Agreement) condition set forth in Section 7.3(f) of the Merger Agreement, or (b) a termination of the Merger Agreement in accordance with (x) Section 8.1(c)(i) or Section 8.1(c)(iii) or (y) Section 8.1(b)(ii) under the Merger Agreement at a time when the Company would be permitted to terminate the Merger Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii);

(B) “Mergers” means the merger transactions contemplated pursuant to the terms of the Merger Agreement; and

(C) Merger Agreement” means the Agreement and Plan of Merger by and between the Company, the Investor and the other parties thereto, dated of even date herewith.

(f) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Share Capital to the Investor, or with respect to 1(e)(a) to NewCo, as applicable, pursuant to the automatic conversion of this Safe under Section 1(a) or 1(b) or 1(e)(a) or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c). Notwithstanding the foregoing, in the event that the reduction of the Purchase Amount by the At Risk Amount results in a remaining Purchase Amount of $0 under this Safe, this Safe shall terminate pursuant to the deemed payment of amounts due to the Company pursuant to Section 1(e)(ii).

2. Definitions.

“Change of Control” means (i) a transaction or series of related transactions (other than the Mergers) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than the Mergers, and other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all issued and outstanding Options and Promised Options, if any;

Includes the Unissued Option Pool, if any; and

Excludes, notwithstanding the foregoing, all Converting Securities and any increases to the Unissued Option Pool in connection with the Equity Financing.

“Conversion Price” means either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of Safe Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) this Safe and any and all other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Company’s Share Capital.

“Discount Price” means the price per share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate.

“Equity Financing” means a bona fide transaction or series of related transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Shares at a fixed valuation, for an aggregate consideration of at least US$10,000,000 (not including any Converting Securities) (the “Minimum Consideration”). Any such transaction that the Minimum Consideration is not invested will be deemed a “Non-Qualified Financing”);

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of ordinary shares pursuant to a registration statement filed under the Securities Act or other equivalent applicable securities act or law.

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double-counting):

Includes all shares of Company’s Share Capital issued and outstanding;

Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options; and

Excludes all Converting Securities and the Unissued Option Pool.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

“Options” includes options, restricted shares awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet for the Equity Financing (or the initial closing of the Equity Financing, if there is no term sheet), or (ii) treated as outstanding Options in the calculation of the Standard Shares’ price per share.

“Safe” means an instrument containing a future right to shares of Company’s Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Shares” means the shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions attached to the Standard Shares (including any other securities granted to the Investors in the Equity financing), other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; (ii) the basis for any dividend rights, which will be based on the Conversion Price; and (iii) any individual rights which may be granted to specific investor(s) (such as the right of an investor to appoint a director to the Company’s Board of Directors, etc.).

“Safe Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

“Share Capital” means the share capital of the Company, including, without limitation,

the “Ordinary Shares” and the “Preferred Shares.”

“Standard Shares” means the shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this Safe with the principal purpose of raising capital, including but not limited to, other Simple Agreements for Future Equity, convertible debt instruments and other convertible securities. “Subsequent Convertible Securities” (i) exclude options issued pursuant to any equity incentive or similar plan of the Company, or otherwise as incentive to employees, officers or consultants of the Company; and (ii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, or (B) suppliers or third party service providers in connection with the provision of goods or services.

“Unissued Option Pool” means all shares of Company’s Share Capital that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary corporate approvals on the part of the Company). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Share Capital issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, or (ii) a Non-U.S. Person as defined under Regulation S promulgated under the Securities Act. The Investor acknowledges and agrees that if he/it not an accredited investor or a Non-U.S. Person at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities (the “MFN Notice”). In the event the Subsequent Convertible Securities include any terms and/or rights which are preferable to the investor thereunder than the terms of this Safe (the “Preferable Rights”), the Investor will be entitled to notify the Company in writing, to be received no later than thirty (30) days from receipt of the MFN Notice, that it wants this Safe to be amended to include such Preferable Rights, together with a suggested draft amendment to this Safe (the “MFN Demand”). Promptly after receipt of such MFN Demand from the Investor, the Company agrees to amend and restate this instrument to include those Preferable Rights requested by the Investor.

6. Miscellaneous.

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being delivered by registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Company’s Share Capital for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction.

(g) No fractional shares will be issued under this Safe. Any fractional share shall be rounded to the nearest whole share with one half being rounded upward.

(h) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements). In addition, the parties hereto acknowledge their intent that this Safe and the transactions contemplated hereby be treated by the Company as an equity investment, and, accordingly, intend that it will comply, to the extent practical, with the “ITA Guidelines Regarding The Tax Aspects That Will Apply on Investing In a Company Through SAFE” published by the Israeli tax authority on January 29, 2025.

(i) In the event that the Investor is an entity not incorporated under the laws of the State of Israel and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such Investor shall deliver to the Company the following: (i) certified copies of its organizational documents (certified by an Israeli lawyer or notarized); and (ii) a letter of good standing, or similar formal certificate, approving the duly existence of such Investor immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii). In the event that the Investor is a non-Israeli citizen and was not yet registered as a shareholder of the Company in the Israeli Registrar of Companies records, then such person shall deliver to the Company a notarized or certified by an Israeli lawyer copy of her/his passport immediately prior the issuance of the shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii).

(j) Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with this Safe and/or the conversion or repayment the outstanding Purchase Amount pursuant to the terms of this Safe shall be borne by the Investor. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any such payment or conversion, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless the Investor has presented the Company with a valid tax withholding exemption certificate issued by the applicable tax authority. In the event that no such withholding tax certificate was delivered by the Investor to the Company, the Investor shall pay the Company the withholding amount, in cash, prior to and as a condition precedent to the conversion or repayment of the outstanding Purchase Amount under this Safe.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this SAFE to be duly executed and delivered.

COMPANY:

XTEND Reality Expansion Ltd:

By:	/s/ Aviv Shapira
Name:	Aviv Shapira
Title:	Co-Founder and Chief Executive Officer

INVESTOR:

JFB Construction Holdings

By:	/s/ Joseph F. Basile III
Name:	Joseph F. Basile III
Title:	Chief Executive Officer

[Signature page to Simple Agreement for Future Equity]